                                                                  EXHIBIT 4.14

                                                                  EXECUTION COPY


                         QUADRANT INTERNATIONAL, INC.

                CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

                                April 28, 1999

          CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (the "AGREEMENT"), dated April 28, 1999, by and between QUADRANT INTERNATIONAL, INC., a Pennsylvania corporation (the "COMPANY"), and each of the PURCHASERS who are signatories hereto (individually, a "PURCHASER" and collectively, the "PURCHASERS").

                                  BACKGROUND
                                  ----------

          The Company is seeking to raise up to an aggregate of $3,000,000 in cash in order to carry on and expand its business and to acquire rights to certain intellectual property by entering into the License and Development Agreement in the form attached hereto as Exhibit F (the "LICENSE AGREEMENT")
                                         ---------
with Intel Corporation, ("INTEL"), pursuant to which the Company has agreed to issue to Middlefield Ventures, Inc. ("MIDDLEFIELD") promissory notes convertible into 1.2 million shares of a new Class of the Company's Convertible Preferred Stock, and the Purchasers are willing to provide such funds and such intellectual property rights by purchasing securities of the Company on the terms contained or referred to herein (the "FINANCING"). In connection with the Financing, the Company desires to issue and sell to the Purchasers an aggregate of up to $4,716,000 of its authorized but unissued Convertible Promissory Notes ("NOTES"). Each Purchaser desires to purchase that aggregate amount of Notes shown on the Signature Page of this Agreement under the caption "AGGREGATE SUBSCRIPTION AMOUNT" (the "SIGNATURE PAGE").

          NOW, THEREFORE, the Company and the Purchasers hereby agree as follows:

     1. PURCHASE AND SALE OF NOTES.

          1.1 AUTHORIZATION. The Company has authorized the issuance of (a) Notes in the form attached hereto as Exhibit A in the aggregate principal amount
                                     ---------
of $4,716,000, and (b) an aggregate of 3,297,902 shares of its authorized but unissued Class C Preferred Stock upon conversion of the Convertible Promissory Notes. The Class C Preferred Stock is convertible into Common Stock of the Company, $0.01 par value per share ("COMMON STOCK") at the initial rate of one share of Common Stock for each share of Preferred Stock and has the designations, powers, preferences and other rights set forth in the Company's Third Amended and Restated Articles of Incorporation attached hereto as Exhibit
                                                                        -------
B (the "ARTICLES").  For purposes of the Agreement, the term "PREFERRED SHARES"
-
means the shares of Class C Preferred Stock issuable upon conversion of the Notes, the term "CONVERSION SHARES" means the shares of Common Stock issuable upon conversion of the Preferred Shares and the term "SECURITIES" means the Notes, the Preferred Shares and the Conversion Shares.

          1.2 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Company hereby issues and sells to each Purchaser, and each Purchaser hereby purchases from the Company, the aggregate amount of Notes set forth on the Signature Page. In consideration for the Notes, the Purchaser hereby pays the Company the Purchase Price set forth on the Signature Page (the "PURCHASE PRICE"); provided, however, that in payment of the Purchase Price for the Notes to be purchased by Middlefield (i) Middlefield shall pay the Company the amount set forth opposite its name on the Signature Page and (ii) Intel shall execute and deliver to the Company the License Agreement.

          1.3 SEPARATE AGREEMENTS. The Company's agreement with each of the Purchasers is a separate agreement, and the sale of Convertible Promissory Notes to each of the Purchasers is a separate sale.

     2. THE CLOSING.

          2.1 CLOSING DATE. The closing and the delivery of the Notes to the Purchasers representing an aggregate Purchase Price of $4,716,000 ($3,000,000 of which shall be paid in cash (the "Cash Consideration") and $1,716,000 shall be deemed paid by Intel for its execution and delivery of the License Agreement) shall be held on April 27, 1999 at the offices of Brobeck, Phleger & Harrison LLP ("BROBECK"), concurrently with the execution of this Agreement, or at such time and place as the Company and the Purchasers may agree (in either case, the "CLOSING"). The date of the Closing is hereinafter referred to as the Closing Date.

          2.2 DELIVERIES OF THE COMPANY. On the Closing Date, the Company shall deliver to each Purchaser hereunder:

               (a) Notes having a face amount equal to the Aggregate Subscription Amount of such Purchaser;

               (b) copies of resolutions adopted by the Board of Directors of the Company, and certified by the Secretary of the Company, (i) authorizing and approving the Articles, this Agreement and the other agreements and documents required to be delivered hereby, (ii) the issuance of the Securities, and (iii) the consummation of all other transactions contemplated hereby;

               (c) a copy of a written consent of the Company's shareholders approving the adoption and filing with the Commonwealth of Pennsylvania of the Articles;

               (d) copies of the Company's Second Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws as then in effect, certified by the Secretary of the Company;

               (e) a Subsistence Certificate for the Company issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, as of a recent date;

               (f) an opinion from Brobeck, Phleger & Harrison LLP, counsel to the Company, in the form attached hereto as Exhibit B-1
                                                      -----------

               (g) a certificate of incumbency signed by the Secretary of the Company, certifying the names, titles and signatures of certain of the Company's officers;

               (h) an unqualified opinion of KPMG Peat Marwick LLP on the Company's financial statements for the fiscal year ended December 31, 1998;

               (i) the Amended and Restated Registration Rights Agreement ("REGISTRATION RIGHTS AGREEMENT") between the Company and the signatories thereto in the form attached hereto as Exhibit C;
                                                             ---------

               (j) the Amended and Restated Shareholders' Agreement ("SHAREHOLDERS' AGREEMENT") between the Company and the signatories thereto in the form attached hereto as Exhibit D;
                                                 ---------

               (k) the License Agreement;

               (l) receipt for the full amount of the Purchase Price paid by such Purchaser.

          2.3 DELIVERIES OF THE PURCHASERS AT THE CLOSING. On the Closing Date, each Purchaser thereunder shall execute and deliver to the Company this Agreement, the Registration Rights Agreement, the License Agreement and the Shareholders' Agreement, required to be executed by such Purchaser and shall pay the Cash Consideration to the Company by wire transfer of immediately available funds in accordance with the Company's written wire instructions. The Company shall immediately transfer the Cash Consideration received from Middlefield to an escrow account (the "ACCOUNT") of Citibank, N.A., (the "ESCROW AGENT") by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Escrow Agent. The Escrow Agent shall administer the funds so deposited in accordance with an Escrow Agreement among the Company, the Purchaser and the Escrow Agent in the form attached hereto as Exhibit E (the
                                                                  ---------
"ESCROW AGREEMENT"). The Company shall pay the fees of the Escrow Agent provided for in the Escrow Agreement.

          2.4 DELIVERY ON THE EFFECTIVE DATE. On the Automatic Conversion Date (as defined in the Notes), subject to the satisfaction of the conditions set forth herein and in the Escrow Agreement, the Escrow Agent shall pay from the Account (i) the Cash Consideration to the Company by wire transfer in accordance with written wire transfer instructions provided by the Company, and (ii) any interest earned on the Cash Consideration while it was deposited in the Account to Middlefield by wire transfer in accordance with written wire transfer instructions provided by Middlefield. If Middlefield demands repayment of the Note prior to the Effective Date, then the Escrow Agent shall, upon Middlefield's delivery to the Escrow Agent of a demand for payment, and without any other action by any other party, pay from the Account the Cash Consideration, together with interest earned on the Cash Consideration while it was deposited in the Account to Middlefield, after which Middlefield shall promptly deliver the Notes to the Company for cancellation.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          As of the date of this Agreement, the Company (which for purposes of this Agreement shall include, unless the context requires otherwise, all subsidiaries of the Company (the "SUBSIDIARIES") as of the date hereof, whether direct or indirect, including, but not limited to Cinco and Viona Development Hard & Software Engineering GmbH (collectively, "Viona")) hereby represent and warrant to the Purchasers (regardless of any investigation made or information obtained by the Purchasers), as a material inducement to the Purchasers to enter into this Agreement, as follows:

          3.1 ORGANIZATION AND STANDING. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the Subsidiaries are duly organized, validly existing and in good standing of their respective jurisdictions of organization. The Company and each of the Subsidiaries has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction listed in Schedule 3.1 attached
                                                       ------------
hereto, such jurisdictions being all the jurisdictions in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. The minute books and stock records of the Company are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons whose signatures are required. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, Properties, assets, operations, results of operations, liabilities, or financial condition of the Company and the Subsidiaries (as defined below) taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith.

          3.2  SUBSIDIARIES, ETC.  Except for the entities set forth in Schedule
                                                                        --------
3.2, the Company has no subsidiaries and does not own, directly or indirectly,
---
any capital stock, security, partnership interest or other interest of any kind in any corporation, partnership, joint venture, association or other entity.
The Company directly or indirectly owns all of the shares of capital stock of the Subsidiaries free and clear of all Liens or Encumbrances or claims.

          3.3 CAPITALIZATION. As of the date of this Agreement, the Company's authorized capital stock consists of (a) 80,000,000 shares of Common Stock, of which (i) 19,925,106 shares are issued and outstanding; (ii) 8,336,292 of which are available for issuance pursuant to currently outstanding options granted under the Company's stock option plan; (iii) 2,633,708 shares are reserved and available for issuance pursuant to the Company's stock option plans; and (iv) 14,864,579 shares are available for issuance pursuant to currently outstanding options and warrants granted outside of the Company's stock option and purchase plans (each of which is described in Schedule 3.3 at the exercise prices set
                                     ------------
forth in Schedule 3.3), and (b) 31,523,684 shares of Preferred Stock, of which
         ------------
(i) 6,523,684 shares are designated Class A Convertible Preferred Stock, par value $.01 per share (the "CLASS A PREFERRED STOCK"), of which no shares are issued and outstanding and 5,520,033 shares are subject to outstanding warrants to purchase Class A Preferred Stock at the exercise prices set forth in Schedule
                                                                        --------
3.3, (ii) 25,000,000 shares have been designated Class B Convertible Preferred
---
Stock, par value $.01 per share (the "CLASS B PREFERRED STOCK"), 23,478,434 shares of which are issued and outstanding and rights to purchase $500,000 worth of which presently exist. The capitalization of the Company following the Financing (assuming the entire equity financing is raised) is as set forth on
Schedule 3.3(b).  There are no treasury shares held by the Company.  All
---------------
outstanding shares of capital stock of the Company have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as disclosed in
Schedule 3.3, no shares of capital stock of the Company are subject to
------------
preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company or were issued in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or applicable state securities laws. Except as set forth in this

Section 3.3 or in Schedule 3.3, as of the date of this Agreement, (i) there are
                  ------------
no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or the Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or the Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or the Subsidiaries, (ii) there are no outstanding debt securities, (iii) there are no agreements or arrangements under which the Company or the Subsidiaries are obligated to register the sale of any of their securities under the Securities Act except pursuant to the Registration Rights Agreement, dated as of April 30, 1998 among the Company and the Purchasers of Series B Preferred Stock and the Registration Rights Agreement, and (iv) other than as contemplated by Section 7.9 or the Articles, there are no outstanding securities of the Company or the Subsidiaries which contain any redemption or similar provisions, or any contracts, commitments, understandings or arrangements by which the Company or the Subsidiaries are or may become bound to redeem or purchase a security of the Company or the Subsidiaries. Except as disclosed in Schedule 3.3, there are no securities or instruments containing
             ------------
anti-dilution or similar provisions that will be triggered by the issuance of the Securities. The Company has furnished to the Purchasers true and correct copies of the Company's Articles of Incorporation and Bylaws and all amendments thereto, and all other charter or organizational documents of the Company and the Subsidiaries, and the terms of all securities convertible into or exercisable for any shares of capital stock of the Company and the material rights of the holders thereof in respect thereto. A current shareholders' list giving the names and number of shares of capital stock of the Company owned by each shareholder of the Company is attached hereto as part of Schedule 3.3.
                                                              ------------
Other than subsequent sales of securities of the Company for which antidilution protection has been waived, or as listed on Schedule 3.3, no dilution events
                                            ------------
have occurred with respect to any of the Company's securities and each exercisable and convertible security of the Company is exercisable for and convertible into a like number of shares of capital stock.

          3.4 AUTHORIZATION. The Company has all necessary corporate power and authority to enter into and perform this Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), to issue and deliver the Notes, and upon the effectiveness of the Restated Articles, to issue and deliver the Preferred Shares and Conversion Shares in accordance with the terms hereof and thereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the filing of the Articles, the issuance and sale of the Notes, the issuance of the Preferred Shares upon conversion of the Notes, and the issuance of the Conversion Shares, upon conversion of the Preferred Shares, were duly authorized by the Company's Board of Directors on April 23, 1999. The Articles were approved by written consent of Shareholders of the Company (the "WRITTEN CONSENT") on April 27, 1999. On April 27, 1999, notice of the Written Consent was sent by certified mail to each Shareholder of the Company who did not sign the Written Consent at the address of such Shareholder contained in the shareholder records of the Company. The Written Consent will become effective and will be in full force and effect under Pennsylvania law on May 6, 1999 (the "CONSENT EFFECTIVENESS DATE"). No further consent or authorization is required by the Company, its Board of Directors or its shareholders. The Transaction Documents have been duly executed and delivered by the Company. Each of the Transaction Documents constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting generally the enforcement of creditors' rights and remedies, or the application of equitable principles.

          3.5 ISSUANCE OF SECURITIES. The Notes are duly authorized for issuance and sale to the Purchasers by the Company pursuant hereto and upon the Effective Date (without the requirement of any further actions by the Company or its shareholders), the Class C Preferred Stock shall be duly authorized for issuance and sale to the Purchasers by the Company upon conversion of the Notes and, upon issuance in accordance with the terms thereof, shall be fully paid and nonassessable, and will be free of any tax, lien, charge or encumbrance of the Company (other than restrictions on transferability expressly set forth in applicable federal and state securities laws). The Class C Preferred Stock, taken together as a whole, will on the conversion of the Notes (assuming the entire Financing is raised) represent not less than ____% of the total voting power of all capital stock or other voting securities of the Company outstanding. The Conversion Shares will have been duly authorized and reserved for issuance upon the Effective Date (without the requirement of any further action by the Company or its Shareholders) and upon conversion of the Class C Preferred Stock and upon such issuance, the Conversion Shares will be validly issued, fully paid and nonassessable and free from any tax, lien, charge or encumbrance of the Company or the Subsidiaries (other than restrictions on transferability expressly set forth in applicable federal and state securities laws). At all times from and after the Closing, the Company will have authorized and will reserve and keep available solely for issuance and delivery upon conversion of the Notes the number of shares of Class C Preferred Stock issuable upon conversion thereof and solely for issuance and delivery upon conversion of the Class C Preferred Stock, at least the number of Conversion Shares issuable upon conversion or exercise thereof.

          3.6  CONTRACTS, LEASES, AGREEMENTS AND OTHER COMMITMENTS.

               (a)  Schedule 3.6 contains a true and complete list of all of the
                    ------------
following written Contracts to which the Company or any of the Subsidiaries is a party or by or to which any of them or their assets or Properties are or may be bound or subject, as each such Contract may have been amended, modified or supplemented:

                    i. pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

                    ii. Contracts for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 (or providing for the payment of any cash or other compensation upon a change in control of the Company or the Subsidiaries) or contract relating to loans to officers, directors or Affiliates;

                    iii. Contracts under which the Company or any of the Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $5,000 other than credit terms issued to customers in the ordinary course of business of less than $25,000;

                    iv. Contracts relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing of a Lien or Encumbrance on any asset or Properties or group of assets or Properties of the Company or the Subsidiaries or any letter of credit arrangements (other than trade payables incurred in the ordinary course of business);

                    v. guarantees of any obligation in excess of $50,000 (other than trade payables incurred in the ordinary course of business of less than $50,000);

                    vi. Contracts under which the Company or any of the Subsidiaries is lessee of or holds or operates any Property, real or personal, owned by any other party except for any lease of real or personal Property under which the aggregate annual rental payments do not exceed $50,000;

                    vii. Contracts under which the Company or any of the Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of the Subsidiaries;

                    viii. Contracts or group of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $100,000;

                    ix. assignments, licenses, indemnifications or agreements with respect to any intangible property (including, without limitation, any Intellectual Property Rights) other than Contracts for the sale of products in the ordinary course of business and "off-the-shelf" software available to the public generally;

                    x. warranty Contracts with respect to its products sold, leased or licensed or its services rendered which contains terms and conditions that differ in any material respect from the Company's or any of the Subsidiaries' standard warranty terms and conditions (a true and complete copy of which standard terms and conditions has heretofore been furnished to each of the Purchasers);

                    xi. Contracts under which the Company or any of the Subsidiaries has granted any Person any registration rights which are not superseded by the Registration Rights Agreement;

                    xii.  sales, distribution, dealer or franchise Contracts;

                    xiii. Contracts prohibiting any Person from freely engaging in any business or competing anywhere in the world; and

                    xiv. any other agreement which is material to the business, operations, assets, Properties, liabilities, condition (financial or otherwise), results of operations or business licenses of the Company or any of the Subsidiaries or which involves consideration in excess of $100,000 annually.

               (b) The Company has heretofore delivered to each of the Purchasers, or its counsel true and complete copies of all of the Contracts listed or required to be listed in Schedule 3.6. Each such Contract listed or
                                   ------------
required to be listed in Schedule 3.6 is valid, binding and enforceable against
                         ------------
the Company in accordance with its respective terms, and is in full force and effect. The Company and the Subsidiaries have performed in all material respects all obligations required to be performed by it under each such Contract and neither the Company nor any of the Subsidiaries is in default under or in breach of or in receipt of any claim of default or breach under any material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of the Subsidiaries under any material Contract. Neither the Company nor any of the Subsidiaries have any present expectation or intention of not fully performing all such obligations, and the Company has no knowledge of any breach or anticipated breach by the other parties to any such Contract. Neither the Company nor any of the Subsidiaries is a party to any Contract or commitment requiring it to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.

          3.7  BREACH.  The Company and the Subsidiaries are in compliance with
(a) the terms of their respective articles of incorporation and bylaws or other organizational documents, (b) all applicable laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, and (c) all applicable orders, writs, judgments, injunctions, awards and decrees (of which the Company is aware) of any court, other Governmental Entity or arbitrator, in case of clauses (a), (b) and (c), in which the failure to comply would have a material adverse effect on the Company and the Subsidiaries taken as a whole. Neither the Company nor any of the Subsidiaries has received any written or, to the Company's knowledge, oral notice, of any violation by the Company or any of the Subsidiaries of, or default by the Company or any of the Subsidiaries under, any of the items described in clauses
(a) through (c) above in this paragraph.

          3.8 EMPLOYEES, OFFICERS AND DIRECTORS. A current list of the names and addresses of all officers and directors of the Company and the Subsidiaries is attached hereto as Schedule 3.8. Except as described on Schedule 3.6 or
                      ------------                          ------------
Schedule 3.8, neither the Company nor the Subsidiaries has entered into any
------------
employment or other agreements with any of its employees, officers or directors, or any of its former employees, officers or directors (the "EMPLOYMENT AGREEMENTS"). The Company and the Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes). Neither the Company nor any of the Subsidiaries is bound by or subject to (and none of either the Company's or any of the Subsidiaries' assets or Properties are bound by or subject to) any Contract with any labor union, and no labor union has requested or, to the best of the Company's knowledge, sought to represent any of the employees, representatives or agents of the Company or any of the Subsidiaries. To the Company's best knowledge, there is no strike or other labor dispute involving the Company or any of the

Subsidiaries pending or threatened, and the Company is not aware that the Company or any of the Subsidiaries has any other material labor relations problems (including, without limitation, any labor organization activities, work stoppages or material grievances). Neither the Company nor any of the Subsidiaries has received any notice that any officer, or employee, or that any group of employees, intends to terminate their employment with the Company or any of the Subsidiaries, nor does the Company or any of the Subsidiaries have a present intention to terminate the employment of any of the foregoing. Except to the extent reflected in the Employment Agreements, the employment of each officer and employee of the Company and the Subsidiaries is terminable at the will of the Company.

          3.9  COMPLIANCE WITH LAWS.  Except as described in Schedule 3.9, the
                                                             ------------
Company and the Subsidiaries are in compliance with all existing requirements of laws, including but not limited to federal, state, local and foreign laws, rules and regulations, and all existing requirements of all governmental bodies or agencies having jurisdiction over either of them, the failure to comply with which might have a material adverse effect on the assets or business of the Company or the Subsidiaries, their assets or business.

          3.10 CONFLICT WITH DOCUMENTS.  Except as disclosed in Schedule 3.10 or
                                                                -------------
as explicitly provided in this Agreement, the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and the issuance of the Conversion Shares), either immediately or with the passage of time or the giving of notice or both, will not:

               (a) conflict with or cause a breach or an event of default under any of the terms, conditions or provisions of, result in a termination or modification of, or cause any acceleration of any obligation of the Company or the Subsidiaries under any Contract, lease or other instrument to which the Company or the Subsidiaries is bound or by which any of the their respective properties or material assets may be affected;

               (b) result in a violation of the articles of incorporation or the by-laws or other organizational document of the Company or the Subsidiaries or any statute, law, rule or regulation or any order, judgment or decree to which the Company or the Subsidiaries or any of their respective Properties or material assets are subject; or

               (c) result in the creation or imposition of any lien, charge or encumbrance against the Company or the Subsidiaries or any of their respective properties or material assets.

          3.11 FINANCIAL STATEMENTS. The Company has delivered to the Purchasers copies of its audited annual consolidated financial statements (balance sheets, income statement, statement of cash flows and statement of shareholders' equity) for and at the fiscal year ended December 31, 1998, and unaudited consolidated financial statements (balance sheets, income statement, statement of cash flows and statement of shareholders' equity) for and at the quarter ended March 31, 1999, all of which are attached hereto as Schedule
                                                                  --------
3.11(a) (collectively, the
-------

"FINANCIAL STATEMENTS"). The audited and unaudited financial statements referred to above are correct and in accordance with the books and records of the Company, are prepared in accordance with generally accepted accounting principles consistently applied for the periods covered therein, and each presents fairly, in all material respects, the Company's financial position at the end of the period specified and the results of their operations and financial condition for such period, subject to normal recurring adjustments.

          3.12 TAXES.

               (a) All Tax Returns relating to, or including items attributable to the operations of, the Company or any of the Subsidiaries or relating to any Tax for which the Company or any of the Subsidiaries may be liable that were required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Closing have been or will be filed when due (including any extensions of such due date). All such Tax Returns are or will be complete, true and correct in all material respects. All amounts of Taxes owed by the Company or the Subsidiaries with respect to periods through the Closing have either been paid or fully accrued on the Financial Statements. Subject to immaterial year-end accounting adjustments, the accruals and reserves for Taxes set forth in the Financial Statements are sufficient to pay all unpaid Taxes of the Company or the Subsidiaries attributable (on an accrual basis) to all periods ended on or before the Closing. All Taxes that either the Company or the Subsidiaries is or was required by law to withhold or collect (or any such Taxes for which the Company or any of the Subsidiaries may be liable) have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority. All Taxes withheld or collected by the Company or the Subsidiaries but not yet required to be paid to the proper Taxing Authority have been set aside in accounts for later payment to the proper Taxing Authority or accrued, reserved against and entered upon the books of the Company or the Subsidiaries, subject to immaterial year-end accounting charges. For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, value-added, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, value added, net worth, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge in the nature of a Tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed thereon by any Governmental Entity (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any Taxes described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as a result of being a transferee or successor thereof and
          (iii) any liability for the payment of any Taxes described in clause
          (i) or (ii) above as a result of any express or implied obligation to indemnify any other person for said Taxes, and "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a Taxing Authority in connection with Taxes.

               (b) Neither the Company nor any of the Subsidiaries has ever had any material Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company's or the Subsidiaries' federal or foreign income Tax Returns and none of their respective state income or franchise Tax or sales or use Tax Returns has ever been adjusted as a result of an audit by a Tax Authority.

          3.13 LITIGATION. Except as set forth on Schedule 3.13, there is no action, suit, claim, proceeding, inquiry or investigation pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries which questions the validity of this Agreement or any other Transaction Document, or the right of the Company or any of the Subsidiaries to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which would, either individually or in the aggregate, have a material adverse effect on the Company and the Subsidiaries taken as a whole or their collective operations, assets, Properties, financial condition, results of operations or business licenses. The foregoing includes, without limitation, actions pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's or the Subsidiaries' employees or consultants, their use in connection with the Company's or the Subsidiaries' businesses or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of the Subsidiaries is a party or subject to the provisions of any known order, writ, injunction, judgment or decree of any court or Governmental Entity. There is no action, suit, claim, proceeding or investigation by the Company or any of the Subsidiaries currently pending or which the Company or any of the Subsidiaries intends to initiate, except as set forth on Schedule 3.13.

          3.14 PERMITS. The Company and the Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of their business as now being conducted and as proposed to be conducted, the lack of which could not reasonably be expected to have a material adverse effect on the Company and the Subsidiaries taken as a whole. Neither the Company nor any of the Subsidiaries is in default in any respect under any of such franchises, permits, licenses or other similar authority.

          3.15 TRADEMARKS, PATENTS, ETC.

               (a)  Schedule 3.15 contains a complete and accurate list of all
                    -------------
          (i) patented or registered Intellectual Property Rights owned or used by the Company or any of the Subsidiaries, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any of the Subsidiaries, (iii) material unregistered trade names and corporate names owned or used by the Company or any of the Subsidiaries and (iv) material unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company or any of the Subsidiaries.
          Schedule 3.15 also contains a complete and accurate list of all
          -------------
          licenses and other rights
          granted by the Company or the Subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or the Subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Company and the Subsidiaries own all right, title and interest to, and have the right to use pursuant to a valid license, all Intellectual Property Rights material to the operation of the businesses of the Company and the Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens or Encumbrances. Except to the extent set forth on Schedule 3.15, the previous loss or expiration
                                  -------------
          of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any of the Subsidiaries has not had and is not reasonably likely to have a material adverse effect on either the Company and the Subsidiaries, taken as a whole, and no such loss or expiration is, to the best of the Company's knowledge, threatened, pending or reasonably foreseeable. The Company and the Subsidiaries have taken all actions reasonably necessary to maintain and protect the Intellectual Property Rights which they own. To the best of the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company or any of the Subsidiaries have taken all material actions reasonably necessary to maintain and protect the Intellectual Property Rights which are subject to such licenses.

               (b)  Except to the extent set forth on Schedule 3.15, (i) the
                                                      -------------
          Company and the Subsidiaries own all right, title and interest in and to all of the Intellectual Property Rights listed or required to be listed on Schedule 3.15, free and clear of all Liens or Encumbrances,
                    -------------
          except for such liens and encumbrances which would not, in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole, (ii) neither the Company nor any of the Subsidiaries has received any written or known oral notices of any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company or any of the Subsidiaries license any rights from a third party) nor, to the Company's knowledge, is there valid grounds for any such infringement, misappropriation or conflict, (iii) to the best knowledge of the Company, the conduct of the Company's and the Subsidiaries' business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (iv) to the best of the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company or the Subsidiaries have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement shall have no material adverse effect on the Company's or the Subsidiaries' right, title and interest in and to the Intellectual Property Rights listed or required to be listed on
          Schedule 3.15.
          -------------

          3.16 ENVIRONMENTAL LAWS.

               (a) The Company and the Subsidiaries (i) have complied with any and all federal, state, local or foreign statute, law, rule, regulation, ordinance or other provision having the force or effect of law, any judicial or administrative order or determination, or any contractual obligations or common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation ("ENVIRONMENTAL OR SAFETY REQUIREMENTS"), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental or Safety Requirements to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except to the extent that the matters within clauses (i), (ii) or
          (iii) above would not have a material adverse effect on the Company and the Subsidiaries taken as a whole.

               (b) There is no substance designated a "hazardous substance" by any Environmental or Safety Requirement, including asbestos, petroleum, urea formaldehyde insulation and petroleum by-products ("HAZARDOUS SUBSTANCE") present at any of the Property or Properties currently owned or leased by the Company or the Subsidiaries, except to the extent that such presence could not reasonably be expected to have a material adverse effect; and with respect to such Property, and to the knowledge of the Company, there has not occurred (i) any release or any threatened release of a Hazardous Substance or (ii) any discharge or threatened discharge of any Hazardous Substance into the ground, surface or navigable waters, which discharge or threatened discharge violates any federal, state, local or foreign laws, rules or regulations concerning water pollution, except as set forth in
          Schedule 3.16(b).

               (c) Neither the Company nor any of the Subsidiaries has disposed of, transported, or arranged for the transportation or disposal of any Hazardous Substance where such disposal, transportation or arrangement would give rise to liability pursuant to any Environmental or Safety Requirement other than any such liabilities that could not reasonably be expected to have a material adverse effect on the Company or the Subsidiaries.

          3.17 INSURANCE. The Company and the Subsidiaries maintain the liability, property and casualty insurance listed on Schedule 3.17 attached
                                                     -------------
hereto. Such insurance policies provide the level of coverage generally carried by similarly situated companies, all such insurance policies are in full force and effect and neither the Company nor the Subsidiaries is in default of any provision thereof. Neither the Company nor the Subsidiaries have received notice from the issuer of any such insurance policies of its intention to cancel or refusal to renew any policy issued by it. Neither the Company nor the Subsidiaries have any self-insurance, co-insurance or similar risk retention programs.

          3.18 CONSENTS AND APPROVALS.  Except as set forth on Schedule 3.18, no
                                                               -------------
permit, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency or any other Person is necessary to be obtained, made or given by the Company or the Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, except as may be required by any federal or state securities laws, with which the Company will comply.

          3.19 LIABILITIES. Neither the Company nor the Subsidiaries have any liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, or otherwise, except (i) as provided in the balance sheet of the Company as of March 31, 1999 set forth at Schedule 3.11, (ii) as set forth on Schedule 3.19 or (iii) for
             -------------                       -------------
liabilities of a non-material nature incurred in the normal course of the Company's or the Subsidiaries' business since March 31, 1999.

          3.20 ASSETS. The Company and the Subsidiaries have good and marketable title to all of their respective assets free and clear of all Liens or Encumbrances, charges, claims and defects of any kind or character, except for such liens, encumbrances, charges, claims and defects which occur in the ordinary course of business, which in the aggregate would not have a material adverse effect on the Company and the Subsidiaries taken as a whole, or which are set forth on Schedule 3.20 (collectively, "PERMITTED LIENS"). To the best
                 -------------
of the knowledge of the Company, all equipment, furniture and fixtures, and other tangible personal property of the Company and the Subsidiaries are in good operating condition and repair and do not currently require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair.

          3.21 CONFLICTING INTERESTS.  Except as set forth on Schedule 3.21 or
                                                              -------------
as contemplated by Section 7.9, no director or officer, or any relative or affiliate of any director or officer of the Company or the Subsidiaries, or, to the best of the knowledge of the Company, any employee, shareholder or any relative or affiliate of any of the employees or shareholders (a) has any pecuniary interest in any supplier or customer of the Company or the Subsidiaries or in any other business enterprise with which the Company or the Subsidiaries conducts business or with which the Company or the Subsidiaries is in competition; (b) is indebted to the Company or the Subsidiaries for money borrowed; or (c) is directly or indirectly interested in any material contract with the Company or the Subsidiaries or has any material interest in any material assets or Property used by the Company or the Subsidiaries.

          3.22 NO PAYMENTS TO SHAREHOLDERS OR OTHERS.  Except as set forth on
Schedule 3.22 or as contemplated by Section 7.9, since March 31, 1999, there has
-------------
not been any purchase or redemption of any shares of stock of the Company or the Subsidiaries by the Company or the Subsidiaries or any transfer, distribution or payment by it, directly or indirectly, of any money or other property or assets to any shareholder or to any other person, other than (i) payments made in the ordinary course of business for goods and services in arm's length transactions, and (ii) wages paid to non-executive employees. The salaries and benefits payable to the officers of the Company or the Subsidiaries have not been increased since March 31, 1999.

          3.23 ABSENCE OF MATERIAL CHANGES.  Except as set forth in Schedule
                                                                    --------
3.23, since March 31, 1999, (a) there has not been any material adverse change
----
in the business, operations, assets, Properties, liabilities, financial condition, results of operations, or business licenses of the Company or any of the Subsidiaries, and (b) there has not been:

               i. any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a material adverse effect on the Company and the Subsidiaries, taken as a whole;

               ii. any waiver by the Company or any of the Subsidiaries of a right of material value or of a material debt owed to it;

              iii. any satisfaction or discharge of any Lien or Encumbrance (except for Permitted Liens) or payment of any obligation by the Company or any of the Subsidiaries, except in the ordinary course of business and which is not material to the Company and the Subsidiaries, taken as a whole;

               iv. any sale, assignment or transfer by the Company or any of the Subsidiaries of any material patents, trademarks, copyrights, trade secrets or other intangible assets or Properties;

               v. any sale, assignment or transfer by the Company or any of the Subsidiaries of any material tangible assets or Properties other than in the ordinary course of business;

               vi. other than as contemplated by this Agreement, any resignation or termination of employment of any officer of the Company or any of the Subsidiaries or any impending or planned resignation or termination of employment of any such officer;

               vii. any mortgage, pledge, transfer of a security interest in, or other Lien or Encumbrance, created by the Company or any of the Subsidiaries, with respect to any of their respective material Properties or assets, except Permitted Liens, Liens or Encumbrances for taxes not yet due or payable and Liens or Encumbrances under equipment leases entered into in the ordinary course of business;

               viii. any capital expenditures or commitments therefor by the Company or any of the Subsidiaries that aggregate in excess of $50,000;

               ix. any loans or guarantees made by the Company or any of the Subsidiaries to or for the benefit of its employees, officers, directors or consultants, or any members of their immediate families;

               x. any declaration, setting aside or payment or other distribution in respect of any of the capital stock or other equity securities of the Company or any of the Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any of such stock or equity securities by the Company or any of the Subsidiaries;

                    xi. any material change in any compensation arrangement or agreement with any key employee of the Company or any of the Subsidiaries;

                    xii. any other event or condition of any character which might materially adversely affect the Company and the Subsidiaries taken as a whole;

                    xiii. any agreement or commitment by the Company or any of the Subsidiaries to do any of the foregoing.

          3.24 PROPRIETARY INFORMATION AGREEMENT. Each material or technical service provider of the Company and the Subsidiaries has executed a proprietary information and inventions agreement that provides for the confidential treatment of the Intellectual Property Rights of the Company and the Subsidiaries and the assignment to the Company and the Subsidiaries of inventions developed in connection with the performance of services for the Company or any of the Subsidiaries in the form previously furnished to the Purchasers. To the Company's best knowledge, no such officer, consultant or employee is in violation thereof. None of the Company, the Subsidiaries or any of their respective employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements with third parties relating to, affecting or in conflict with the present or proposed business activities of the Company or any of the Subsidiaries.

          3.25 ERISA.

               (a)  Except as set forth on Schedule 3.25, neither the Company
                                           -------------
          nor any of the Subsidiaries maintains, contributes to or has any actual or potential liability with respect to any (i) "defined contribution plan" (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"))(a "SAVINGS PLAN"), (ii) "welfare employee benefit plan" (as defined in
          Section 3(1) of ERISA) (a "WELFARE PLAN") or (iii) nonqualified deferred compensation, incentive, bonus, material fringe benefit, stock bonus or other material benefit arrangements (collectively, together with Savings Plans and Welfare Plans, "PLANS").

               (b) Neither the Company nor any of the Subsidiaries maintains, contributes to or has any actual or potential liability with respect to any active or terminated, funded or unfunded (i) multiemployer plan (as defined in Section 3(37) of ERISA), (ii) defined benefit plan (as defined in Section 3(35) of ERISA) or (iii) plan or arrangement to provide medical, health, life insurance or other welfare-type benefits for currently retired or future retired or terminated employees (except the continued health benefit coverage required to be provided under Section 4980B of the Code or similar state law).

               (c) The Company has provided to the Purchasers or its counsel accurate and complete copies of each of the Plans and any related trusts, insurance contracts or other agreements, the United States Internal Revenue Service (the

          "IRS") favorable determination letter issued with respect to each Savings Plan, IRS Form 5500s (including all attachments) for each Savings Plan and each Welfare Plan for the most recently completed plan year.

               (d) Each Welfare Plan and Savings Plan and all related funding arrangements substantially comply in form and operation with their terms and the applicable requirements of ERISA, the Code and any other laws. Each Savings Plan has received a favorable determination letter that it qualifies under the Code (and that its trust is exempt from tax under the Code) and such favorable letter includes changes required by the 1986 Tax Reform Act, as amended. Nothing has occurred since the date of such favorable determination letter that could adversely affect the qualified status of any Savings Plan or the tax-exempt status of the trust.

               (e) None of the Company, any of the Subsidiaries nor any trustee or administrator of any Plan or other Person has engaged in any non-exempt, prohibited transaction with respect to any Plan which could subject the Company or the Subsidiaries or any of their employees to any tax or penalty or other liability imposed by ERISA or the Code. The Company and the Subsidiaries have complied in all material respects with the requirements of Section 4980B of the Code and
          Section 601 et. seq. of ERISA ("COBRA"). All contributions which are due under each of the Plans has been made and all other contributions have been properly accrued. The Company and the Subsidiaries have complied in all material respects with all reporting and disclosure obligations with respect to the Welfare Plans and the Savings Plan.

          3.26 CUSTOMERS AND SUPPLIERS. No material supplier of the Company or any of the Subsidiaries has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company or any of the Subsidiaries, and no material customer has indicated that it will stop, or materially decrease the rate of, buying materials, products or services from the Company or any of the Subsidiaries.

          3.27 EXEMPTION FROM REGISTRATION. Assuming the accuracy of each Purchaser's representations and warranties contained in Section 4, the offer and sale of the Notes as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and all state securities or blue sky laws, and any issuance and delivery of Preferred Shares or Conversion Shares to the Purchasers will be exempt from the registration requirements of the Securities Act and all state securities or blue sky laws. Neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has, in connection with the offering of the Notes engaged in (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (b) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, (c) any action which would require the registration of the offering and sale of the Notes (or of any issuance or delivery of the Preferred Shares or the Conversion Shares) under the Securities Act, or (d) any action which would violate any state securities or blue sky laws. The Company has not made and will not make, directly or indirectly, any offer or sale of capital stock or other equity or debt security if, as a result, the offer and sale of the securities contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act.

As used herein, the terms "offer" and "sale" have the respective meanings specified in Section 2(3) of the Securities Act.

          3.28 MANUFACTURING AND MARKETING RIGHTS.  Except as set forth on
Schedule 3.28, neither the Company nor any of the Subsidiaries have granted
-------------
rights to manufacture, produce, assemble, license, market, or sell their Products to any other person and is not bound by any agreement that affects the Company's or any of the Subsidiaries' exclusive right to develop, manufacture, assemble, distribute, market or sell their Products.

          3.29 RETURNS AND COMPLAINTS. Neither the Company nor any of the Subsidiaries has received any material customer complaints concerning their Products and/or services, nor have they had any of their Products returned by a purchaser thereof due to the failure to meet specifications, other than minor or immaterial, nonrecurring warranty problems, and claims not in excess of $25,000, individually or $100,000, in the aggregate, for any single customer.

          3.30 PRODUCT DEFECTS. Neither the Company nor any of the Subsidiaries has received any material customer complaints concerning material defects in their Products and/or services, nor have they had any of their Products returned by a purchaser thereof due to the failure to meet specifications, other than minor or immaterial, nonrecurring warranty problems, and claims not in excess of $25,000, individually or $100,000, in the aggregate, for any single customer.

          3.31 SECTION 83(B) ELECTIONS. To the Company's knowledge, following due inquiry, all individuals who have purchased shares of the Company's Common Stock that are subject to a risk of forfeiture have timely filed elections under
Section 83(b) of the Code (as defined below) and analogous provisions of applicable state tax laws.

          3.32 PRODUCTS. There are no known defects in the design or technology embodied in any product which the Company or any of the Subsidiaries markets or has marketed in the past that impair or are likely to impair the intended use of the product or injure any consumer of the product or third party, except that warranty claims may arise in the normal course of business for products shipped prior to the Closing Date in an aggregate amount of no more than the warranty reserves established on the most recent balance sheet of the Company. The Company is not aware of any claim asserting (a) any damage, loss or injury caused by any product, or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product of the Company or the Subsidiaries other than standard warranty obligations (to replace, repair or refund) made by the Company or any of the Subsidiaries in the ordinary course of business, except for those claims that, if adversely determined against the Company or any of the Subsidiaries, would not have a material and adverse effect on the Company's or any of the Subsidiaries' business.

          3.33 YEAR 2000 COMPLIANCE. The Company has undertaken an assessment of all of its IT Systems (as defined herein) and such systems are, or prior to September 1, 1999 will be, Year 2000 Compliant (as defined herein). The Company is not aware of any Material Third Party (as defined herein) or any material off-the-shelf software that is used by the Company that will not be Year 2000 Compliant by September 1, 1999. For purposes of this Section 3.31: (a) "Year 2000 Compliant" shall mean that the IT Systems will: (i) accurately process all date and time data (including, but not limited to, calculating, comparing and sequencing) including, without limiting the foregoing, between the years 1999 and earlier and the years 2000 and later (in either direction, forward or backwards); (ii) accurately process leap year calculations for date and time data; and (iii) when used in combination with any other IT System, accurately process date and time data if such other IT System properly exchanges date and time data with it; (b) "IT Systems" shall mean any and all systems, facilities and devices by which information (including data, text and images) is generated, stored, processed, displayed, received or communicated, including computer hardware, computer software and any machinery which incorporates a microchip; and (c) "Material Third Party" shall mean any of the Company's information exchange partners, suppliers, vendors and distributors that own any IT System which is material to the Company's business.

          3.34 INFORMATION AND DOCUMENTS. The Company has fully provided each of the Purchasers with all of the information and documents that the Purchasers and their representatives have requested in connection with the transactions contemplated hereby and all information and documents that the Company believes are reasonably material to each Investor's investment decision and to the business, operations, assets, Properties, liabilities, condition (financial or otherwise), results of operations, or business licenses of the Company or any of the Subsidiaries. There is no presently existing event, fact or condition known to the Company (other than worldwide general business economic conditions) that currently has or could have a material adverse effect on the Company or any of the Subsidiaries. No provisions in the Transaction Documents relating to the Company or any other document, schedule, exhibit, attachment, written statement, document, certificate or other information furnished by the Company to the Purchaser in connection with the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND RESTRICTIONS ON TRANSFER. Each Purchaser represents and warrants to the Company solely with respect to such Purchaser as follows:

          4.1 LEGAL POWER. Each Purchaser has the requisite individual, corporate, partnership, trust or fiduciary power, as applicable, and is authorized, if such Purchaser is a corporation, partnership or trust, to enter into this Agreement, to purchase the Securities and to carry out and perform its obligations under the terms of this Agreement.

          4.2 INVESTMENT. The Purchaser (i) is acquiring the Notes, (ii) upon conversion of the Notes, will acquire the applicable Preferred Shares then issuable, and (iii) upon conversion of the Preferred Shares will acquire the applicable Conversion Shares then issuable, for investment for its own account and not with a view to, or for resale in connection with, any distribution of the Securities. The Purchaser understands that the Securities have not been registered under the Securities Act, or under any state securities or "Blue Sky" laws, and, as a result, are subject to substantial restrictions on transfer. The Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or "Blue Sky" laws, or exemptions from registration under the Securities Act and such laws are available; provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act and any applicable state securities or "Blue Sky" laws.

          4.3 DUE EXECUTION. This Agreement has been duly executed and delivered by such Purchaser and constitutes a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

          4.4 STATUS OF PURCHASER. The Purchaser is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

          4.5 LEGENDS. The Purchasers understand that the certificates or other instruments representing the Notes and the Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the Securities Act, the stock certificates representing the Conversion Shares, except as set forth below, shall bear a restrictive legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate or other instrument without such legend to the holder of the Securities upon which it is stamped if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company's counsel, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the Securities Act, or
(iii) such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company's counsel, that such Securities can be sold pursuant to Rule 144(k) promulgated under the Securities Act (or a successor rule thereto) ("RULE 144"). The Purchasers acknowledge, covenant and agree to sell the Securities represented by a certificate(s) or other instrument(s) from which the legend has been removed, only pursuant to (i) a registration statement effective under the Securities Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the Securities Act.

     5. CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive as to each Purchaser the consummation of the transactions provided for in the Transaction Documents and shall not terminate. No such representation or warranty shall be deemed to have been waived, affected or impaired by any investigation made by any person or persons.

     6. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants to comply with the following affirmative covenants, unless waived by the holders of a majority in interest of the Notes or the Class C Preferred Stock, as applicable, then outstanding, until the closing of an underwritten initial public offering of any of the Company's securities under the Securities Act (or any successor statute), yielding gross proceeds to the Company of at least $20,000,000 (the "CLASS C PERIOD").

          6.1 FINANCIAL STATEMENTS. The Company shall furnish to the Purchasers the following financial statements, reports and other documents, such financial statements to be prepared in accordance with generally accepted accounting principles consistently applied, certified by the Company's chief executive or financial officer:

               (a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and related consolidated statements of operations, shareholders' equity and cash flows for such fiscal year, all in reasonable detail and setting forth in comparative form the figures as of the end of and for the previous fiscal year, which consolidated financial statements shall have been audited, in accordance with U.S. generally accepted accounting principles (GAAP) and shall be accompanied by an unqualified opinion addressed to the Company from "Big Six" independent auditors or other independent auditors that are reasonably satisfactory to the Board of Directors of the Company, together with a copy of such auditors' letter to Company's management;

               (b) as soon as available, and in any event within 30 days after the end of each month for such month and for the year to date, an unaudited consolidated balance sheet and unaudited consolidated statements of operations, shareholders' equity and cash flows, together with a comparison of such financial statements with the budget of the Company for such period which financial statements shall be prepared in accordance with GAAP, consistently applied, except they may not contain full footnote disclosures and may be subject to normal year-end adjustments for recurring accruals; and

               (c) as soon as available, and in any event at least 30 days prior to the end of each fiscal year of the Company, an annual budget and business plan of the Company and its subsidiaries for the subsequent fiscal year, which budget and business plan shall include a monthly breakdown of financial statements, which breakdown shall include the underlying assumptions and a brief qualitative description of the Company's plan by the Company's Chief Executive Officer in support of such budget and business plan, which also shall have been approved and accepted by the Board of Directors of the Company. If during the course of operations for any such month it becomes apparent that deviations from such financial statements, budget and business plan have occurred, the Company shall submit to its Board of Directors a statement of such deviation within five business days from the date of the Company's knowledge of such deviation (the "STATEMENT"). The Statement shall detail the manner in which a new financial projection deviates from the annual business plan and the reason therefor. The Board of Directors shall have the right to ask questions or request any other reasonable additional information with respect to the Statement. Any and all subsequent deviations from such financial statements shall be resubmitted to the Board of Directors of the Company for approval and acceptance or for required further revision until such approval and acceptance is obtained.

               (d)  Each of the financial statements referred to in subsections
          (a)- (c) above shall present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries in accordance with GAAP applied on a consistent basis as of the dates and throughout the periods set forth therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, Properties, liabilities, financial condition, results of operations of the Company and its subsidiaries taken as a whole).

          The Company shall, upon request, prepare and deliver each of the foregoing financial statements in such format, and by such electronic or other means of transmission, as any Purchaser may reasonably request including a quarterly financial summary, executed by the Company's chief financial officer, within 30 days of end of any such quarter.

          6.2  CONFIDENTIALITY AND NONDISCLOSURE.

               (a) The terms and conditions of the Transaction Documents and the License Agreement (collectively, the "Financing Agreements"), including their existence, shall be considered confidential information to Intel and the Company and shall not be disclosed by any party hereto to any third party (other than to the existing shareholders of the Company and members of the Company's Board of Directors) except in accordance with the provisions set forth below.

               (b) Within sixty (60) days of the Closing, the Company may issue a press release disclosing that Intel has invested in the Company; provided that the release does not disclose any of the terms and conditions of the Financing Agreements (the "Financing Terms") and the final form of the press release is approved in advance in writing by Intel. No other announcement regarding Intel's investment in the Company in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without Intel's prior written consent.

               (c) Notwithstanding the foregoing, (i) any party may disclose any of the Financing Terms, including Intel's investment in the Company, to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys; (ii) any party may disclose (other than in a press release or other public announcement described in subsection (b)) solely the fact that the Investors are investors in the Company to any third parties without the requirement for the consent of any other party or nondisclosure obligations; and (iii) Intel may disclose its investment in the Company and the Financing Terms to third parties or to the public at its sole discretion and, if it does so, the other parties hereto shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by Intel.

               (d) In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of the Financing Agreements or any of the Financing Terms hereof in contravention of the provisions of this Section 6.2, such party (the "Disclosing Party") shall provide the other parties (the "Non-Disclosing Parties") with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which counsel to the Company has advised is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

               (e) The provisions of this Section 6.2 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby. Additional disclosures and exchange of confidential information between the Company and Intel (including without limitation, any exchanges of information with any Intel board observer) shall be governed by the terms of the Corporate Non-Disclosure Agreement No. 85625, dated December 18, 1996, executed by the Company and Intel, and any Confidential Information Transmittal Records ("CITR") provided in connection therewith.

          6.3  ADDITIONAL INFORMATION.

               (a) The Company shall, as promptly as possible (but, in any event, within ten days) after obtaining knowledge of the occurrence of any receipt of notice of any default or event of default, any default under any material agreement to which it or any of its subsidiaries is a party, or any other material adverse development or event, furnish Purchasers with a detailed written notice of such default or event and the proposed response of Company management.

               (b) The Company shall, as promptly as possible (but, in any event, within ten days) after the commencement thereof, furnish Purchasers with notice of all material actions, suits and proceedings before any court or governmental agency, commission, board, bureau, department or instrumentality, domestic or foreign, affecting the Company or its subsidiaries.

               (c) The Company shall promptly furnish the Purchasers with all notices for and minutes of meetings of the shareholders and/or directors of the Company or its subsidiaries, and all written consents taken by the shareholders and/or directors of the Company or its subsidiaries.

               (d) The Company shall, as promptly as possible (but, in any event, within ten days) after sending, making available, or filing the same, furnish the Purchasers with all reports and financial statements that the Company shall send or make available to the shareholders or the directors of the Company.

               (e) The Company shall, as promptly as possible (but, in any event, within ten days) after the occurrence thereof, furnish Purchaser with prompt written notice of all material developments and transactions outside of the ordinary course of business or which might otherwise have a significant effect on the Company's or the subsidiary's business prospects or financial condition or on the Purchasers' investment in the Company.

               (f) The Company shall furnish the Purchasers with such other information with respect to the business, properties, assets, or the condition of operations, financial or otherwise, of the Company or its subsidiaries as the Purchasers may, from time to time, reasonably request.

               (g) The Purchasers agree not to disclose to third parties any information concerning the Company which is furnished to the Purchasers by the Company and designated as confidential, except as required by law, legal process or its fiduciary duty to report financial and business information to its partners, shareholders, directors or affiliates and to such other persons as the Purchasers, in the exercise of their prudent business judgment, may select and shall use reasonable commercial efforts to have such persons maintain such confidentiality of the confidential information. The term "confidential information" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Purchasers, or (ii) was or becomes available to the Purchasers on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

          6.4 INSPECTION. The Company shall permit, at any reasonable time and from time to time upon reasonable advance notice, the Purchasers or their duly authorized agents or representatives to examine and make copies of, and extracts from, the Company's or its subsidiaries' records, books of account, documents and other materials, to visit its properties, and to discuss the affairs, finances and accounts of the Company or its subsidiaries' with any of the Company's or its subsidiaries' officers, consultants, directors or independent accountants.

          6.5 COMPLIANCE WITH AGREEMENTS. The Company shall perform and observe all the obligations to Purchasers set forth in this Agreement, the Articles of Incorporation and the Bylaws.

          6.6 MAINTAIN RIGHTS AND FACILITIES. The Company and its subsidiaries shall at all times cause to be done all things necessary to maintain, preserve and renew their respective corporate existences and all licenses, permits, rights, authorizations and franchises necessary to the conduct of their respective businesses in full force and effect and adequate for their businesses as presently conducted and proposed to be conducted.

          6.7 BOOKS AND RECORDS. The Company and its subsidiaries shall make and keep proper books, records and accounts, which, in reasonable detail accurately and fairly reflect their financial condition, results of operations and make provisions on their financial statements for all proper reserves as in each case are required in accordance with GAAP, consistency applied, and the Company's and its subsidiaries' transactions, and shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements required herein and to maintain accountability for assets; and (c) access to assets is permitted only in accordance with management's general or specific instructions and recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

          6.8 OTHER INSURANCE. The Company shall maintain insurance against such risks of its and its subsidiaries' businesses and in at least such amounts as is customarily carried by companies engaged in the same or a similar business, under valid and enforceable policies issued by insurers of recognized responsibility.

          6.9 CONTRACTS AND AGREEMENTS. The Company and its subsidiaries shall comply in all material respects with the provisions of all material contracts, indentures, instruments and agreements, whether oral or written, express or implied to which it is a party or by which the Company and its subsidiaries or their properties are bound, and with all other material obligations which the Company and its subsidiaries incurs or to which they become subject.

          6.10 TAXES. The Company and its subsidiaries shall pay and discharge when payable all federal, state, local, and foreign taxes, assessments, penalties, interest and governmental charges which become payable by the Company or its subsidiaries or which shall be imposed upon its properties, and all claims for labor, materials or supplies which if unpaid might by law become a lien upon any of its properties; provided, however, that the Company may in good faith contest any tax, assessment, penalty, or charge, provided that such contest is asserted in accordance with applicable procedures.

          6.11 COMPLIANCE WITH LAWS. The Company and its subsidiaries shall comply with all laws, rules and regulations of all governmental authorities and agencies applicable to them, their business or properties, the failure to comply with which might have a material adverse effect on the Company or its subsidiaries.

          6.12 ADDITIONAL AFFIRMATIVE COVENANTS OF THE COMPANY. So long as any Note remains outstanding, the Company shall also and shall also cause each of its subsidiaries to:

               (a) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

               (b) pay and discharge when payable all material claims for labor, materials or suppliers which if unpaid would by law become a lien or encumbrance upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

               (c) maintain the key-man life insurance policies referred to in
          Section 6.5;

               (d) possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses (subject to the Company's right to license such Rights to third parties in arms' length transactions) and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights; and

               (e) enter into and maintain non-disclosure agreements with its employees and consultants.

          6.13 EXCHANGE ACT REPORTS. The Company covenants and agrees that, after such time as it becomes a reporting company under the Securities Exchange Act of 1934, as amended, the Company shall:

               (a) Annual Reports. Furnish to the Investor promptly following
                   --------------
          the filing of such report with the Securities and Exchange Commission (the "SEC") a copy of the Company's Annual Report on Form 10-K for each fiscal year, which shall include a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of income and a consolidated statement of cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year, all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants. In the event the Company shall no longer be required to file Annual Reports on Form 10-K, the Company shall, within ninety (90) days following the end of each respective fiscal year, deliver to the Investor a copy of such balance sheets, statements of income and statements of cash flows.

               (b) Quarterly Reports. Furnish to the Investor promptly following
                   -----------------
          the filing of such report with the SEC, a copy of each of the Company's Quarterly Reports on Form 10-Q, which shall include a consolidated balance sheet as of the end of the respective fiscal quarter, consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries for the respective fiscal quarter and for the year to-date, setting forth in each case in comparative form the figures from the comparable periods in the Company's immediately preceding fiscal year, all prepared in accordance with generally accepted accounting principles and practices (except, in the case of any Form 10-Q, the Company shall, within forty-five (45) days following the end of each of the first three (3) fiscal quarters of each fiscal year, deliver to the Investor a copy of such balance sheets, statements of income and statements of cash flows.

               (c) SEC Filings.  The Company deliver to the Investor copies of
                   -----------
          each other document filed with the SEC on a non-confidential basis promptly following the filing of such document with the SEC.

          6.14 FILING OF ARTICLES. Unless the Purchasers have earlier demanded repayment of the Notes, the Company shall file the Articles with the Commonwealth of Pennsylvania as soon as practicable after, but in no event more than one business day after, the Consent Effectiveness Date. Promptly after receipt by the Company of official confirmation that the Articles have been filed with the Pennsylvania Secretary of State, the Company shall provide such confirmation to Middlefield and shall provide to Middlefield opinions from Brobeck, Phleger & Harrison LLP, counsel to the Company, in the form attached hereto as Exhibit B-2 and Cozen and O'Connor, special Pennsylvania counsel
          -----------
to the Company, addressed to the Purchasers in form attached hereto as Exhibit
                                                                       -------
B-3 (or in customary form and reasonably acceptable to Middlefield), each
---
dated the date of the confirmation. The date upon which Middlefield receives
(i) such confirmation and (ii) the opinions provided for in the preceding sentence, shall be the "Effective Date." On the Effective Date, the Company shall provide written notice to the Escrow Agent acknowledging that the Effective Date has occurred and specifying the Automatic Conversion Date (as defined in the Notes) and shall issue to Middlefield certificates representing the shares of Class C Convertible Preferred Stock to which it is entitled upon conversion of the Notes.

     7.   NEGATIVE COVENANTS.

          The Company hereby covenants that as long as any of the Notes remain outstanding the Company shall and shall cause its Subsidiaries to comply with the following negative covenants unless such covenant is waived by the holders of a majority in interest of the Notes, as applicable.

          7.1  CONDUCT OF BUSINESS.  The Company shall not:

               (a) (i) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other Person or Persons; (ii) reorganize, recapitalize, dissolve or liquidate the Company, or adopt any plan of reorganization, recapitalization, dissolution or liquidation of the Company (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes, but excluding any stock split, stock dividend, stock combination or like event); (iii) sell, lease, assign or otherwise dispose of or permit any subsidiary to sell, lease, assign or otherwise dispose of, more than 33-1/3% of the consolidated assets (including, without limitation, the capital stock of any subsidiaries) of the Company and its subsidiaries (computed on the basis of the greater of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Company's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business); or (iv) acquire, or permit any subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding $500,000 in any twelve-month period;

               (b) directly or indirectly redeem, purchase or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), other than (i) the Class C Preferred Stock, the Class B Preferred Stock and Class A Preferred Stock pursuant to the terms of the Articles of Incorporation, or (ii) repurchases of Common Stock or options to purchase Common Stock from former employees or consultants of the Company and its subsidiaries upon termination of employment or consultancy for an aggregate purchase price of no more than $100,000 in any twelve-month period pursuant to arrangements approved by the Company's board of directors so long as any such repurchase is made at a price no greater than such shareholder's cost or (iii) pursuant to
          Section 7.9 hereof;

               (c) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), other than capital stock or other equity securities issued in connection with bank or equipment lease financings, (ii) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Class C Preferred Stock or Class B Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise other than upon conversion of any outstanding 6% Convertible Subordinated Debentures of the Company or upon the issuance of Preferred Shares and Warrants pursuant to the terms of the License Agreement between the Company and ATI Technologies, Inc., or (iii) any additional Preferred Stock of the Company;

               (d) create, incur, assume or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, indebtedness exceeding an aggregate principal amount of $500,000 outstanding at any time on a consolidated basis;

               (e) except as contemplated by this Agreement, amend the Articles of Incorporation or the bylaws of the Company or file any resolution of the Board of Directors with the appropriate government authority containing any provisions which would increase the number of authorized shares of the Company's Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Company's Preferred Stock or Common Stock into which the Company's Preferred Stock is convertible;

               (f) effect any material change in the nature of the business of the Company, or apply the assets of the Company other than for the conduct of the business of the Company, as such business is conducted and proposed to be conducted;

               (g) make, or permit any subsidiary to make, any loans or advances to, guarantees for the benefit of, or investments in, any Person (other than a wholly-owned subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for reasonable advances to employees and the issuance of credit terms to customers, in each case, in the ordinary course of business;

               (h) enter into, or permit any subsidiary to enter into, the ownership, active management or operation of any business other than the business conducted by the Company or its subsidiaries;

               (i) establish or acquire (A) any subsidiaries other than wholly-owned subsidiaries or (B) any subsidiaries organized outside of the United States and its territorial possessions;

               (j) issue or sell any shares of the capital stock, directly or indirectly, or rights to acquire shares of the capital stock, of any subsidiary to any entity other than the Company or a wholly-owned subsidiary;

               (k) increase the size of the current stock option plan or grant options or warrants to purchase Common Stock in excess of 11,000,000 shares currently outstanding or eligible for issuance under the Company's Stock Option Plan, 20,384,612 shares granted outside the Company's Stock Option Plan;

               (l) issue or sell any shares of Common Stock for consideration of less than $1.43 per share; or

               (m) effect any stock split, stock dividend, stock combination or like event.

          7.2 LIENS AND ENCUMBRANCES. The Company shall not and shall not permit any of its subsidiaries to create, assume, or permit to exist any lien, security interest, pledge or other encumbrance, under conditional or installment sale arrangements or otherwise, with respect to any of their properties or assets, whether tangible or intangible, now owned or hereafter acquired, except for liens for current taxes not delinquent.

          7.3 DIVIDENDS. Except to the extent required by the Articles of Incorporation of the Company, the Company shall not and shall not permit any of its subsidiaries to declare or pay any dividend payable in cash or other property or make or authorize any other distribution, directly or indirectly, on any class of the Company's or any of its subsidiaries' capital stock.

          7.4 AGREEMENTS. The Company shall not become subject to, or permit any of its subsidiaries to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, the Company or another subsidiary or (b) the Company's right to perform the provisions of this Agreement, the Articles of Incorporation or the bylaws of the Company (including, without limitation, provisions relating to the declaration and payment of dividends on and the making of redemptions of the Company's Preferred Stock and conversion of the Company's Preferred Stock).

          7.5 INSIDER TRANSACTIONS. The Company shall not enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any of its subsidiary's officers, directors, employees, holders of 5% or more of the Company's outstanding Common Stock, or other affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such person or individual owns a beneficial interest in excess of 5% of the outstanding voting securities of such entity, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement or as otherwise approved by the disinterested members of the Company's board of directors, or increase any compensation (including salary, bonuses and other forms of current and deferred compensation) payable to any officer or director of the Company or any subsidiary, except for reasonable increases as approved by the board of directors of the Company.

          7.6 CAPITAL EXPENDITURES. The Company shall not nor shall it permit any subsidiary to incur, during any calendar year, capital expenditures (including expenditures for capitalized leases) in excess of $150,000 or any single capital expenditure in excess of $60,000, unless such expenditures were explicitly included in an approved budget of the Company.

          7.7 PAYMENTS, NO DEFAULT. The Company shall make and shall cause each of its subsidiaries to make all required payments of rent, taxes, debts and other material obligations of the Company promptly when due. The Company and each of its subsidiaries shall not be in default with respect to any material contracts, agreements or instruments to which any of them is a party or by which they are bound.

          7.8 MATERIAL CONTRACTS. Neither the Company nor any of its subsidiaries shall, during any fiscal year, enter into material contracts, other than in the ordinary course of business, pursuant to which the Company or any of its subsidiaries would incur liabilities in excess of $50,000 individually or $100,000 in the aggregate, unless the Board of Directors of the Company has previously approved the execution of such contracts or such contracts were explicitly included in an approved budget of the Company.

     8.   FURTHER ASSURANCE.

          The Company and the Purchasers agree to execute and deliver all such other instruments and take all such other actions as any party may reasonably request from time to time after the date hereof and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

     9.   MISCELLANEOUS.

               9.1 WAIVERS AND AMENDMENTS. No waiver by either party of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated other than by an agreement in writing signed by all of the parties hereto.

               9.2 GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California, notwithstanding any conflict-of-law provisions to the contrary.

               9.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns.

               9.4 ENTIRE AGREEMENT. This Agreement and the other documents delivered in connection with the transactions contemplated hereby or thereby constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, except as herein or therein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

               9.5 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally served, or when mailed by first class mail or overnight, by courier service such as Federal Express, postage prepaid, or telecopied with answer back receipt and hard copy sent in the manner set forth above, addressed as set forth below:

                         i.   If to the Company, then to:

                         Quadrant International, Inc.

                         269 Great Valley Parkway
                         Malvern, PA 19355
                         Telecopier No.:  (610) 695-2592

                         Attn: President

                         with a copy, given in the manner prescribed above, to:

                         Brobeck, Phleger & Harrison LLP

                         Two Embarcadero Place
                         2200 Geng Road
                         Palo Alto, CA  94303
                         Telecopier:  (650) 496-2733
                         Attn:  Warren T. Lazarow, Esq.
                              David A. Makarechian, Esq.

                    ii. If to a Purchaser, to the address set forth immediately below such Purchaser's name on the Execution Pages:

                         with a copy, given in the manner prescribed above to:

                         Gibson, Dunn & Crutcher, LLP

                         333 South Grand Avenue
                         Los Angeles, California 90071
                         Telecopier:  (213) 229-7520
                         Attn:  Bradford P. Weirick, Esq.

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

          9.6 PAYMENT OF EXPENSES. The Company will pay expenses of the Purchaser in connection with this Transaction in the aggregate amount of $15,000 shall be paid by the Company promptly upon the Closing in accordance with wire instructions provided by the Purchaser.

          9.7 BROKERS. Each party represents that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement and neither party is under any obligation to pay any finder's or broker's fee in connection herewith. Each party will indemnify, defend and hold the other party harmless from any claim based on breach of this representation.

          9.8 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement or by law or otherwise, shall be cumulative and not alternative.

          9.9 TITLES. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          9.10 PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          9.11 EXECUTION; COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

          9.12 EXHIBITS; SCHEDULES. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

          9.13 DEFINITIONS. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          "Affiliate" of any Person means any other Person that directly or
           ---------
indirectly through one or more intermediaries controls, is controlled by or under common control with such Person. For purposes of this definition, "control" (or "controlled", as the context may require) shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended, and any
           ----
reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

          "Contract" means all written or oral contracts, agreements,
           --------
undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

          "Governmental Entity" means any federal, state, local or foreign
           -------------------
government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any industry or other non-governmental self-regulatory organizations.

          "Indebtedness" means at a particular time, without duplication, (i)
           ------------
any indebtedness for
borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Intellectual Property Rights" means all (i) patents, patent
           ----------------------------
applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registrations thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

          "Lien or Encumbrance" means any lien, pledge, mortgage, security
           -------------------
interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction, title defect or other encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the Company or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of another Person).

          "Person" means any individual, corporation, partnership, limited
           ------
liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or other entity or organization.

          "Property or Properties" means any real, personal or mixed property,
           ----------------------
whether tangible or intangible.

                          (SIGNATURE PAGE TO FOLLOW)

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

                              QUADRANT INTERNATIONAL, INC.


                                  /s/ Frank Wilde
                              By:______________________________________
                                 Frank Wilde, Chief Executive Officer

                              Date:  4/28/99

                              Time:  11:45 AM PST

                           PURCHASER SIGNATURE PAGE


MIDDLEFIELD VENTURES, INC.

   /s/ Arvind Sodhani
By:______________________________

      Arvind Sodhani
Name:____________________________

       Treasurer
Title:___________________________


Address:_________________________

        _________________________



ADDRESS TO WHICH SECURITIES SHOULD BE SENT IF DIFFERENT FROM ABOVE:

_________________________________

_________________________________

_________________________________

AGGREGATE SUBSCRIPTION AMOUNT:

Amount of Notes:  $4,716,000

Aggregate Purchase Price:  $3,000,000

DATE:  April 28, 1999

                                                                  EXECUTION COPY

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS.


                          CONVERTIBLE PROMISSORY NOTE
                          ---------------------------


$4,716,00 - Principal Amount Issue Date - April 27, 1999



FOR VALUE RECEIVED, Quadrant International, Inc., a Pennsylvania corporation (the "Company"), hereby promises to pay to the order of Middlefield Ventures, Inc. (the "Lender"), in accordance with the terms hereof, the principal sum of Four Million Seven Hundred Sixteen Thousand Dollars ($4,716,000), with no interest thereon. The Lender may at any time upon written notice to the Company demand repayment in full of all outstanding principal hereunder. Principal shall be due and payable in full upon the earlier of Lender's demand or on April 27, 2004, the fifth anniversary of the issue date of this Note.

All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. This Note may be prepaid or any demand for payment hereof by Lender may be satisfied by the transfer to Lender by Escrow Agent (as defined in that certain Convertible Promissory Note Purchase Agreement of even date herewith between the Company and the Lender (the "Note Purchase Agreement")) of the outstanding principal hereunder and any income earned thereon pursuant to that certain Escrow Agreement of even date herewith among the Company, the Lender and Escrow Agent. In addition to any right of payment under the Escrow Agreement, Lender will have full recourse against any tangible or intangible assets of the Company and may pursue any legal or equitable remedies that are available.

The principal amount of this Note automatically will convert into Class C Convertible Preferred Stock ("Class C Preferred Stock") of the Company upon the first business day following the Effective Date (as defined in the Note Purchase Agreement) (the "Automatic Conversion Date"). On such date, subject to the conditions set forth herein and in the Escrow Agreement, this Note shall be deemed cancelled and the Lender shall receive shares of Class C Preferred Stock, as provided below.

The rights, preferences and privileges of the Class C Preferred Stock shall be as set forth in the Articles, that certain Registration Rights Agreement between the Company, the Lenders and the other parties therein dated as of the date hereof and that certain Amended and Restated Shareholders' Agreement between the Company, the Lenders and the other parties therein dated as of the date hereof.

On the Effective Date, the Company shall deliver written notice to the Lender, notifying the Lender of the Automatic Conversion Date and the number of Shares Lender will be entitled to receive upon conversion of this Note into Class C Preferred Stock (the "Conversion Shares"). The initial conversion

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

price shall be $1.43 per share (the "Conversion Price"). The number of shares issuable upon conversion of this Note shall be determined by dividing the principal amount due and payable hereunder by the Conversion Price in effect on the Automatic Conversion Date. Lender promptly shall give written notice to the Company regarding the name or names in which the Conversion Shares shall be issued upon conversion of this Note if different from the Lender. If the Company does not receive such notice prior to the Automatic Conversion Date, this Note will be converted into Conversion Shares held in Lender's name. Such conversion will take place on the Automatic Conversion Date at which time (i) the Company will issue to the Lender or its designee certificates representing the Conversion Shares to which it is entitled and (ii) Lender shall surrender the Note, duly endorsed, to the Company.

The Company shall reserve, at all times prior to conversion or repayment in full of this Note, such securities as Lender is entitled to receive upon conversion of this Note. Prior to the issuance of any such securities, the Company will amend its Articles of Incorporation to ensure that it has authorized the quantity of such securities that are issuable upon conversion of this Note (and the quantity of Common Stock which are issuable upon conversion of such securities).

Upon conversion of this Note, the Company shall issue the Conversion Shares to the Lender or his designees, provided that the Company shall not issue any fractional Conversion Shares. In lieu of the Company issuing any fractional Conversion Shares to the Lender upon the conversion of this Note, the Company shall pay to the Lender the unconverted amount of the Note, such payment to be in the form of a Company check payable to the Lender. The Company shall deliver to the Lender or his designees a certificate or certificates representing such Conversion Shares upon surrender of this Note by the Lender. Such conversion shall be deemed to have been made on the Automatic Conversion Date, and the person or persons entitled to the Conversion Shares upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares as of such Automatic Conversion Date. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

This Note shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without respect to State of California choice of law provisions.

The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.

For purposes of this Note, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency that the Lender is not entitled to hold, or exercise any significant right with respect to, the equity securities of the Company then held by the Lender. If Lender determines that it has a Regulatory Problem, the Lender will so notify the Company as soon as practicable in writing. After giving such notice, the Lender will have the right to transfer this Note and the Company will take all such actions as are reasonably requested by the Lender in order to (i) effectuate and facilitate the transfer by the Lender of this Note to any person designated by the Lender, in good faith, who must be acceptable the Company in the reasonable and good faith judgment of the Company's Board of Directors, and
(ii) amend, and use its reasonable efforts to cause other relevant parties, including without limitation the Company's shareholders, to take such actions as are legally required in order to effectuate and reflect the foregoing.

Notwithstanding the provisions set forth above, the entire unpaid principal amount of this Note, together with all accrued but unpaid interest to date, shall become immediately due and payable upon the occurrence of any of the following events:

          (a) The insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the Federal Bankruptcy Act or any other state or federal


2 of 4
          law for the relief of debtors and the continuation of such petition without dismissal for a period of twenty (20) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Company, or the attachment of or execution against any property or assets of the Company; or

          (b) The merger or consolidation of the Company with any other entity, a sale of substantially all of the Company's assets to a third party or any similar transaction.

This Note shall be binding upon and inure to the benefit of the Lender and its successors and assigns.

The Company hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. Any waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past due amount shall not be deemed to be a waiver of the right to required prompt payment when due of any other amounts then or thereafter due and payable.

Time is of the essence hereof. Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

The remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender's sole discretion, and may be exercised as often as occasion therefor shall occur.

It is expressly agreed that if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon Lender by this Note or any other document evidencing or securing this Note, then the Company agrees to pay all costs, including attorney's fees, incurred by Lender.

This Note shall be governed by and construed in accordance with laws of the State of California applicable to contracts wholly made and preformed in the State of California.

                                             QUADRANT INTERNATIONAL, INC.

                                             By:

                                             Its:

INTEL CORPORATION:

Name:

3 of 4

Signature:

               Name:

               Title:

Address:


DATE: April 27, 1999


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